SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

U.S. INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

May 7, 2003

Dear Fellow Stockholder:

      You are cordially invited to attend a Special Meeting of Stockholders of U.S. Industries, Inc. The meeting will be held at the Crowne Plaza Hotel, 1601 Belvedere Road, West Palm Beach, Florida 33406, on June 4, 2003 at 11:00 a.m., local time.

      At the Special Meeting we will seek approval to change the name of the corporation to “Jacuzzi Brands, Inc.” We believe that adopting this new name will be an important step in promoting the Company’s strong brand portfolio, emphasizing our new corporate structure and clarifying our profile in the financial community. The Jacuzzi® brand reaches far beyond the retail marketplace. It joins only a handful of other global consumer brands that have transcended their respective markets and become part of the culture of our society. We are fortunate that USI’s portfolio is further strengthened by the inclusion of a variety of other well-known consumer brands. Our SUNDANCE® brand is an industry-leader in premium spas and ELJER® is a leading North American brand of sanitary ware, including, toilets, baths and sinks. ZURN® is a recognized and respected brand name in the domestic commercial and institutional “behind the wall” plumbing marketplace, while the RAINBOW® brand vacuum cleaners manufactured by Rexair are ranked second in total domestic market share in the direct sale vacuum cleaner market. The continued strong performance of these brands will be an important part of the Company’s future.

      In addition, at the Special Meeting we will seek approval to amend the U.S. Industries, Inc. 2000 Stock Option Plan to change the equity component of non-employee director compensation. This change is necessary to allow directors to defer their cash and equity fees into stock units which will be deferred for the duration of their tenure as directors.

      The Notice of Special Meeting and Proxy Statement accompanying this letter further describe the business to be transacted at the meeting.

      It is important that your shares be represented at the meeting, regardless of the number you may hold. Whether or not you plan to attend the meeting in person, please sign, date and return the enclosed proxy card as soon as possible. If you desire to vote in accordance with management’s recommendations, you need not mark your votes on the proxy card but need to sign, date and return it in the enclosed postage-paid envelope in order to record your vote. If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.

Sincerely,

DAVID H. CLARKE
Chairman and Chief
Executive Officer

U.S. Industries, Inc. • Phillips Point – West Tower • 777 South Flagler Drive, Suite 1108 • West Palm Beach, FL 33401

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
SOLICITATION AND VOTING OF PROXIES; REVOCATION; RECORD DATE
OWNERSHIP OF COMMON STOCK
PROPOSAL I APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME TO “JACUZZI BRANDS, INC.”
PROPOSAL II APPROVAL OF AMENDMENT TO THE 2000 PLAN
OTHER MATTERS
STOCKHOLDER PROPOSALS AND NOMINATIONS OF BOARD MEMBERS
ADDITIONAL INFORMATION
EXHIBIT A

U.S. INDUSTRIES, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held June 4, 2003

      Notice is hereby given that a Special Meeting of the Stockholders (the “Special Meeting”) of U.S. Industries, Inc., a Delaware corporation (the “Company), will be held at the Crowne Plaza Hotel, 1601 Belvedere Road, West Palm Beach, Florida 33406 on June 4, 2003, beginning at 11:00 a.m., local time, for the following purposes:

1. To vote upon proposal to approve an amendment to our amended and restated Certificate of Incorporation to change our name to “Jacuzzi Brands, Inc.” (Proposal I);

2. To vote upon a proposal to amend the U.S. Industries, Inc. 2000 Stock Option Plan (the “2000 Plan”) to permit deferral into stock units of non-employee director compensation, and to make certain other changes in the equity component of non-employee director compensation (Proposal II); and

3. To consider any other matters that may properly come before the Meeting.

      A proxy statement describing the matters to be considered at the Special Meeting is attached to this notice. Only holders of record of the Company’s common stock, par value $.01 per share, at the close of business on April 30, 2003 will be entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments thereof.

By Order of the Board of Directors,

STEVEN C. BARRE
Secretary

West Palm Beach, Florida

May 7, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE,

SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

U.S. Industries, Inc. • Phillips Point – West Tower • 777 South Flagler Drive, Suite 1108 • West Palm Beach, FL 33401

U.S. INDUSTRIES, INC.

Phillips Point — West Tower
777 South Flagler Drive, Suite 1108
West Palm Beach, FL 33401

PROXY STATEMENT

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of U.S. Industries, Inc., a Delaware corporation (the “Company”), of proxies to be voted at a special meeting of stockholders of the Company to be held at the Crowne Plaza Hotel, 1601 Belvedere Road, West Palm Beach, Florida 33406 on June 4, 2003, at 11:00 a.m., local time, and at any and all postponements or adjournments thereof (the “Special Meeting”).

      This Proxy Statement, the Notice of Special Meeting and the accompanying proxy card are first being mailed to stockholders on or about May 7, 2003.

SOLICITATION AND VOTING OF PROXIES; REVOCATION; RECORD DATE

      Only stockholders of record at the close of business on April 30, 2003 (the “Record Date”) are entitled to notice of the Special Meeting and to vote the shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) held by them on that date at the Special Meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Special Meeting. As of the Record Date, 74,927,552 shares of Common Stock were outstanding.

      The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. The affirmative vote of holders of a majority of shares outstanding as of the Record Date is required for approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to change the name of the corporation to “Jacuzzi Brands, Inc.” It is required that a majority of the shares outstanding as of the Record Date cast votes at the Special Meeting and that a majority of such votes are in the affirmative in order to approve the amendment to the 2000 Plan.

      Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum at the special meeting. Broker non-votes and abstentions will not be counted as a vote cast on any matter presented at the Special Meeting.

      If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the matters set forth in the attached Notice of Special Meeting of Stockholders, and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Special Meeting in person and so requests in writing. Attendance at the Special Meeting will not, in itself, constitute revocation of a previously granted proxy.

      The Company’s Retirement Savings & Investment Plan (the “401(k) Plan”) provides that the trustee of the 401(k) Plan shall vote the number of shares of Common Stock allocated to a participant’s account as instructed by the participant and that the trustee shall vote the number of shares for which no instructions are received in the same proportion as those shares in the 401(k) Plan for which instructions have been received. Courts have held that trustees are required to follow participants’ instructions unless they determine that doing so would breach their fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Voting instruction cards are being mailed to all participants in the 401(k) Plan. If a participant also owns shares outside the 401(k) Plan, the participant must return both the proxy card and the voting instruction card as indicated on those cards. To be assured that the trustee will receive voting instruction cards on a timely basis, cards must be duly signed and received no later than May 23, 2003. The total number of shares in the 401(k) Plan as of the Record Date represents approximately 1.52% of the shares of Common Stock outstanding on the Record Date.

OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners

      The following table sets forth information as to the beneficial ownership of Common Stock by each person or group known by the Company, based upon filings pursuant to Section 13(d) or (g) under the Securities Exchange Act of 1934 (the “Exchange Act”), to own beneficially more than 5% of the outstanding Common Stock as of the Record Date.

Name and Address	Number of	Percent
of Beneficial Owners	Shares	of Class

Southeastern Asset Management, Inc.(1)	11,716,200	15.64%
6410 Poplar Avenue, Suite 900
Memphis, TN 38119

The Baupost Group, L.L.C.(2)	6,337,195	8.46%
10 St. James Avenue, Suite 2000
Boston, MA 02116

Dimensional Fund Advisors, Inc.(3)	5,203,900	6.95%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

(1)	According to Schedule 13G/A filed on February 13, 2003, by Southeastern Asset Management, Inc. (“SAMI”) and Longleaf Partners Small-Cap Fund (“Longleaf”): (a) SAMI beneficially owns 11,716,200 shares, as to which SAMI has the sole voting power with respect to 2,227,200 shares, shared voting power with respect to 8,840,000 shares, and no voting power with respect to 649,000 shares, and sole dispositive power with respect to 2,876,200 shares and shared dispositive power with respect to 8,840,000 shares and (b) Longleaf beneficially owns 8,840,000 shares, as to which Longleaf has shared voting power with respect to 8,840,000 shares and shared dispositive power with respect to 8,840,000 shares.

The Board of Directors has agreed to permit SAMI and its managed funds to purchase up to 19.9% of the outstanding Common Stock without causing the Rights under the Company’s Stockholder Rights Plan to separate and become exercisable. SAMI has entered into a standstill agreement with the Company dated as of December 5, 2002 (the “Standstill Agreement”). Under the Standstill Agreement, SAMI agreed not to increase its ownership interest in the Company beyond 19.9% of total voting power. SAMI further agreed not to sell or otherwise transfer, directly or indirectly, any voting securities of the Company, except (i) to any person who agrees to be bound by the terms of the Standstill Agreement and who would not own more than 19.9% of total voting power; (ii) to any person who would not own more than 14.9% of total voting power, (iii) in the open market in the ordinary course of business so long as the provisions of the preceding clause (ii) are satisfied, (iv) pursuant to a tender or exchange offer made by the Company or recommended by the Company’s board of directors or (v) with the consent of the Company.

SAMI also agreed not to (i) make or solicit any acquisition proposals for the Company, (ii) solicit or otherwise become a participant in any solicitation of proxies, (iii) form or join in a group (within the meaning of the securities law) with respect to any voting, (iv) grant any proxies with respect to any voting securities (other than as recommended by the Board of Directors), (v) propose any amendments to the Standstill Agreement or (vi) request the Company to redeem the rights issued pursuant to the Rights Agreement dated as of October 15, 1998 between the Company and Chase Manhattan Bank. SAMI further agreed to vote all of its voting securities in excess of 15% of total voting power either in accordance with the recommendation of the Company’s Board of Directors or in proportion to votes cast by the other holders of the Company’s voting securities.

The Standstill Agreement will terminate upon the occurrence of any of the following: (i) the written agreement of the Company and SAMI to terminate the Standstill Agreement; (ii) December 5, 2012; (iii) the decrease of SAMI’s ownership interest to less than 15% of total voting power (provided that if SAMI were to reacquire 15% or more of the total voting power prior to December 5, 2012, the Standstill Agreement would be reinstated); (iv) any person acquires more than 50% of the total voting power of the Company; or (v) the dissolution, liquidation or winding up of the Company.

(2)	According to Schedule 13G/A filed on February 13, 2003, by The Baupost Group, L.L.C. (“Baupost”): Baupost beneficially owns 6,337,195 shares, as to which Baupost has the sole voting power and sole dispositive power with respect to all such shares.

(3)	According to Schedule 13G/A filed on February 3, 2003, by Dimensional Fund Advisors, Inc. (“DFA”): DFA beneficially owns 5,203,900 shares, as to which DFA has the sole voting power and sole dispositive power with respect to all such shares.

Directors and Executive Officers

      The following table sets forth the beneficial ownership of Common Stock as of the Record Date by each current director, the chief executive officer and three other most highly compensated executive officers of the Company as of the latest fiscal year end, and all current directors and executive officers as a group. Each director or executive officer has sole voting and investment power over the shares reported, except as noted below.

	Number of	Percent
Name(1)	Shares(2)(3)(4)	of Class

Steven C. Barre	125,492	*

Brian C. Beazer	127,371	*

William E. Butler	83,204	*

David H. Clarke(5)	2,441,297	3.20%

John J. McAtee, Jr.	145,576	*

The Honorable Charles H. Price II(6)	87,126	*

Alan Schutzman	44,006	*

Sir Harry Solomon(7)	143,576	*

Royall Victor III	99,076	*

Thomas B. Waldin	520,260	*

Allan D. Weingarten	77,023	*

Robert R. Womack	563,852	*

All current directors and executive officers as a group (16 persons, including the foregoing)	4,803,728	6.21%

*	Less than 1%.

(1)	The table excludes beneficial ownership information for Dorothy E. Sander because, although Ms. Sander’s compensation for fiscal 2002 would have warranted her inclusion in the table, Ms. Sander’s employment with the Company terminated on March 31, 2003.

(2)	Includes restricted stock held by the following individuals and all current directors and executive officers as a group, with respect to which such persons have voting power but no investment power: Mr. Clarke — 117, 500 shares; Mr. Barre — 10,000 shares; all current directors and executive officers as a group — 194,166 shares.

(3)	Includes the number of equivalent shares held in the 401(k) Plan as of September 29, 2002 (the last fiscal year end prior to the Record Date and the latest practicable date for such information) on behalf of plan participants, based on investments made by the individuals and by the Company to match certain amounts invested by the following individuals and all current directors and executive officers as a group, with respect to which such persons have pass-through voting power as provided by the plan, but no investment power with respect to the Company’s matching contribution. The 401(k) Plan provides for unit value accounting, not share accounting. Non-employee directors are not eligible to participate in the 401(k) Plan. The participants’ proportionate value of the fund is converted to share equivalencies for reporting purposes, with the underlying shares maintained in such fund, and are as follows: Mr. Clarke — 80,342 share equivalents; Mr. Weingarten 8,273 share equivalents; Mr. Womack — 14,182 share equivalents; Mr. Barre — 5,929 share equivalents; Mr. Schutzman — 3,318 share equivalents; all current directors and executive officers as a group — 123,314 share equivalents.

(4)	Includes shares which are subject to options exercisable within 60 days. The shares subject to such options for the executive officers named in the table are as follows, which options were granted at prices ranging from $3.82 to $20.50 per share: Mr. Barre — 108,000 shares; Mr. Clarke — 1,269,158 shares; Mr. Schutzman — 35,188 shares; Mr. Weingarten — 68,750 shares. The shares subject to such options for the non-executive directors are as follows: Mr. Beazer — 48,750 shares; Mr. Butler — 52,400 shares; Mr. McAtee — 50,250 shares; Mr. Price — 52,250 shares; Sir Harry — 50,250 shares; Mr. Victor — 50,250 shares; Mr. Womack — 405,850 shares; and for all current directors and executive officers as a group — 2,405,700 shares.

(5)	Includes 20,361 shares held in the aggregate by Mr. Clarke’s wife and in trust for one of Mr. Clarke’s children in which he disclaims beneficial ownership; it also includes 283,645 shares held by a holding company in which Mr. Clarke and his wife have a 41% equity ownership.

(6)	Includes 3,225 and 1,175 shares held in Mr. Price’s Individual Retirement and Pension accounts, respectively, as to which Mr. Price has voting and investment power. Also includes 150 shares held by his wife, as to which he disclaims beneficial ownership.

(7)	Includes 31,000 shares held by a holding company as to which Sir Harry shares voting power and investment power.

Summary Compensation Table

      The following table sets forth information concerning the compensation awarded to, earned by or paid in 2000, 2001 and 2002 to the Chief Executive Officer and the four other most highly paid executive officers of the Company as of the fiscal year end on September 28, 2002 (the “Named Executive Officers”) for services rendered to the Company and its subsidiaries during fiscal years 2000, 2001, and 2002.

					Long Term Compensation
		Annual Compensation
						Securities	All Other
Name and	Fiscal			Other Annual	Restricted Stock	Underlying	Compensation
Principal Position(1)	Year	Salary	Bonus($)(2)	Compensation($)(3)	Awards($)(4)	Options(#)	($)(5)

David H. Clarke	2002	$750,000	$637,500	$207,140	0	0	$394,442
Chairman of the Board	2001	750,000	0	13,315	0	0	57,362
and Chief Executive	2000	750,000	0	11,345	$675,000	357,875	65,042
Officer

Dorothy E. Sander	2002	$290,000	$210,000	$66,313	0	75,000	$211,664
Senior Vice President —	2001	280,250	0	4,146	0	0	169,987
Administration	2000	260,500	0	8,214	0	137,500	13,754

Steven C. Barre	2002	$287,500	$210,000	$68,767	0	75,000	$6,871
Senior Vice President,	2001	217,125	0	12,705	0	0	149,278
General Counsel &	2000	190,000	0	8,592	$114,375	110,000	7,024
Secretary

Allan D. Weingarten	2002	$276,667	$210,000	$71,112	0	75,000	$5,500
Senior Vice President	2001	182,877	0	6,087	0	100,000	52,318
and Chief Financial	2000	N/A	N/A	N/A	N/A	N/A	N/A
Officer

Alan Schutzman	2002	$215,000	$107,500	$34,158	0	25,000	$5,500
Vice President and	2001	179,735	0	1,212	0	50,000	96,814
Associate General Counsel	2000	161,400	24,600	4,531	0	0	4,458

(1)	Allan D. Weingarten was employed on January 23, 2001 as Senior Vice President, Chief Financial Officer and Treasurer of the Company. Steven C. Barre became Senior Vice President, Secretary and General Counsel of the Company on September 11, 2001; he previously served in the capacity of Vice President, Secretary and General Counsel. Alan Schutzman became Vice President and Associate General Counsel in September 2001; he previously was Associate General Counsel of the Company and Vice President and General Counsel of various operating subsidiaries of the Company, including, Ames True Temper and Keller Ladders.

(2)	For fiscal 2002, bonuses were awarded by the Compensation Committee under the Annual Performance Incentive Plan based on pre-established targets of debt reduction and extension of final maturity of the remaining debt. For fiscal years 2001 and 2000, no bonuses were awarded under the Annual Performance Incentive Plan in effect for those years. Mr. Schutzman’s bonus in fiscal 2000 was pursuant to a subsidiary plan.

(3)	Amounts include the portion of the bonuses deferred as awards under the Long Term Incentive Plan. Annual distributions, constituting 15% of each participant’s account, will be made commencing on December 15 of the fourth year following the initial award, and annually thereafter, under the Long Term Incentive Plan, contingent on continued employment, subject to acceleration upon a Change in Control (as defined in the plan) and certain other circumstances. Amounts also include imputed income with regard to car allowances or vehicle usage, and Group Term Life Insurance in accordance with the Company’s Welfare Plan.

(4)	In fiscal 2000, Messrs. Clarke and Barre were awarded 60,000 and 10,000 shares, respectively. There were no awards of restricted stock in fiscal years 2001 or 2002. The values of the restricted stock are based upon the last reported sale price of an unrestricted share of Common Stock on the NYSE on the following dates of grants: Mr. Clarke — March 24, 2000 ($11.25); and Mr. Barre — February 11, 2000 ($11.4375). The shares of restricted stock vest seven years after grant in each case subject to acceleration upon the occurrence of a Change in Control (as defined in each executive officer’s employment agreement described under “Employment Agreements” below) or the occurrence of certain other events (as described in “Employment Agreements” below). The aggregate number of shares of restricted stock owned by the named executives and the market value of such shares, each as of September 27, 2002, are as follows: Mr. Clarke — 117,500 shares ($293,750); Ms. Sander — 35,666 shares ($89,165); and Mr. Barre — 10,000 shares ($25,000). The closing price of the Common Stock ($2.50) on September 27, 2002, the last trading day of the fiscal year, was used to determine “market value.” Holders of restricted stock are entitled to dividends if dividends are declared.

Effective on February 23, 1999, the Company adopted a Stock Ownership Tax Loan Program. The primary purpose of this program was to make loans to key executives of the Company to assist such executives to pay the federal, state and local taxes due upon the vesting of restricted stock, and upon approval for such loan, requiring them to retain the restricted stock as well as all other shares of Company stock beneficially owned by them, until such loan was repaid. The loan interest rate was the borrowing rate at which the Company could borrow from its principal lenders but in no event would the interest rate be less than the applicable federal interest rate. Mr. Clarke, Ms. Sander and Ms. Diana E. Burton, Vice President of Investor Relations, were participating in the loan program as of the end of the 2002 fiscal year. The largest aggregate amount of indebtedness outstanding (including accrued interest) at any time for the foregoing individuals during fiscal 2002 was $1,755,119, $714,138 and $51,800 respectively. These loans were due and payable on February 22, 2003, and in accordance with Section 402 of the Sarbanes-Oxley Act that became effective July 30, 2002, these loans could not be extended, and were paid off. The loan program has been discontinued.

(5)	The amounts shown in this column include the matching contributions made by the Company to the accounts of the Named Executive Officers pursuant to the 401(k) Plan, all of which is invested in Common Stock pursuant to the terms of the plan. Also included is any interest earned in the named executive’s Long Term Incentive Plan account, as well as any special awards made to such executives, if any. In fiscal 2001, a $50,000 signing bonus was paid to Mr. Weingarten, a special bonus of $142,500 was paid to Mr. Barre, a special bonus of $92,500 was paid to Mr. Schutzman and a relocation payment of $157,342, which includes a tax gross-up, was paid to Ms. Sander. As referenced in the Compensation Committee report, a deferred award under the Long Term Incentive Plan for Mr. Clarke in the amount of $200,000 was made in fiscal year 2002.

Option Grants for Fiscal 2002 and Potential Realizable Values

      The following table sets forth as to each of the Named Executive Officers information with respect to option grants during fiscal 2002 and the potential realizable values of such option grants. Mr. Clarke declined to accept an option grant in fiscal 2002. The 5% and 10% assumed rates of growth, based on the grant price, are for illustrative purposes only. They are not intended to predict future stock prices, which will depend on market conditions, the Company’s performance and other factors.

					Potential Realizable
					Value at Assumed Annual
	Number of	% of Total			Rates of Stock Price
	Securities	Options			Appreciation for Option
	Underlying	Granted to	Exercise		Term($)(2)
	Options	Employees in	Price	Expiration
Name	Granted(#)	Fiscal Year	($/Share)	Date(1)	5%	10%

Allan D. Weingarten	75,000	10.69%	$3.82	06/10/12	$180,178	$456,607

Dorothy E. Sander	75,000	10.69%	3.82	06/10/12	180,178	456,607

Steven C. Barre	75,000	10.69%	3.82	06/10/12	180,178	456,607

Alan Schutzman	25,000	3.56%	3.82	06/10/12	60,059	152,202

(1)	The options will become exercisable in four equal installments beginning on the first anniversary of grant; provided that each option is subject to acceleration upon a Change in Control (as defined in the applicable option agreement) and certain other circumstances. The options terminate on the tenth anniversary of the relevant grant, subject to earlier termination in the event that the executive’s employment terminates in certain circumstances.

(2)	Amounts for the Named Executive Officers shown under the “Potential Realizable Value” columns have been calculated by (a) multiplying (i) the exercise price and (ii) the sum of 1 plus the adjusted stock price appreciation rate (the assumed annual appreciation rate shown (compounded for the term of the options), (b) subtracting the exercise price per share and (c) multiplying the gain per share by the number of shares covered by the options. However, all shares subject to options issued to executive officers through fiscal year 2002 range from $3.82 to $20.50 and had no value as of the end of the fiscal year 2002.

Option Exercises and Values for Fiscal 2002

      The following table sets forth, with respect to each of the Named Executive Officers, the number of share options exercised and the dollar value realized from those exercises during the 2002 fiscal year and the total number and aggregate dollar value of exercisable and non-exercisable stock options held on September 28, 2002. As noted in the table, no options were exercised in fiscal 2002 and none of the unexercised options had value on such date.

Value of
			Number of Securities	Unexercised
			Underlying	Options
	Unexercised Options		Exercisable/	Exercisable/
	Shares Acquired on	In-the-Money Value	Unexercisable at	Unexercisable at
Name	Exercise(#)	Realized($)	9/28/02(#)	9/28/02(1)($)

David H. Clarke	N/A	N/A	1,140,939/242,688	0/0

Dorothy E. Sander	N/A	N/A	241,875/166,250	0/0

Steven C. Barre	N/A	N/A	61,750/130,000	0/0

Allan D. Weingarten	N/A	N/A	25,000/150,000	0/0

Alan Schutzman	N/A	N/A	16,438/62,500	0/0

(1)	In accordance with the rules of the SEC, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of the last column of this table, fair market value is deemed to be $2.50 per share, the closing price of the Common Stock reported for the NYSE Composite Transactions on September 27, 2002, the last trading day of the fiscal year.

Equity Compensation Plan Table

      The following table sets forth information, as of the end of fiscal year 2002, with respect to the Company’s compensation plans under which Common Stock is or was authorized for issuance and are outstanding:

Number of
	Number of	Weighted-	Securities
	Securities to be	Average Exercise	Remaining Available
	Issued Upon	Price of	for Future Issuance
	Exercise of	Outstanding	Under Equity
	Outstanding	Options,	Compensation Plan
	Options, Warrants	Warrants and	(Excluding Securities Reflected
	and Rights	Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	5,202,796	$11.88	1,399,681
Equity compensation plans not approved by security holders	0	n/a	0
Total	5,202,796	$11.88	1,399,681

USI Master Pension Plan

      The USI Master Pension Plan (the “Retirement Plan”) provides pension benefits to the Company’s employees, including its executive officers. Employees will become vested in their benefits under the Retirement Plan after five years of service. Normal retirement is the later of age 65 or five years of service; however, employees who work beyond their normal retirement age will continue to accrue benefits.

      Under the Retirement Plan, the annual retirement benefits of the Company’s corporate office employees, including its executive officers, will equal the greater of (i) the sum of (a) 1.95% of an employee’s Final Average Earnings plus (b) .65% of that portion of the employee’s Final Average Earnings in excess of Covered Compensation, multiplied by the employee’s years of Credited Service (to a maximum of 25), and (ii) the product of (a) 2.67% of an employee’s Final Average Earnings (which excludes, among other things, bonuses) minus 2% of such employee’s Social Security Benefit, multiplied by the number of years of Credited Service the employee would have been credited with through his or her Normal Retirement Date (to a maximum of 25) and (b) a fraction, the numerator of which is the actual number of years of Credited Service through December 31, 1992 (the “Freeze Date”), and the denominator of which is the number of years of Credited Service the employee would have been credited with through his Normal Retirement Date (the “Offset Formula”). Credited service for all corporate office employees, including the Company’s executive officers, includes years of service under a predecessor Hanson plan. All defined terms have the same meanings as in the Retirement Plan or as stated herein.

      The following table shows the estimated annual retirement benefits that would be payable under the Retirement Plan to the Company’s corporate office employees, including its executive officers, assuming retirement at age 65 on the basis of a straight-life annuity. The table also includes benefits payable under the SRP, an unfunded supplemental retirement plan applicable to executive officers of the Company, which is described below.

	Years of Final Service

Final Average Earnings	10	15	20	25	30	35	40

$100,000	$22,300	$33,400	$44,600	$55,700	$55,700	$55,700	$55,700
200,000	49,000	73,400	97,900	122,400	122,400	122,400	122,400
300,000	75,600	113,400	151,300	189,100	189,100	189,100	189,100
400,000	102,300	153,400	204,600	255,700	255,700	255,700	255,700
500,000	129,000	193,500	257,900	322,400	322,400	322,400	322,400
600,000	155,600	233,500	311,300	389,100	389,100	389,100	389,100
700,000	182,300	273,500	364,600	455,800	455,800	455,800	455,800
800,000	209,000	313,500	417,900	522,400	522,400	522,400	522,400
900,000	235,600	353,500	471,300	589,100	589,100	589,100	589,100
1,000,000	262,300	393,500	524,600	655,800	655,800	655,800	655,800
1,100,000	289,000	433,500	578,000	722,400	722,400	722,400	722,400

      The Named Executive Officers have been credited with the following years of service for purposes of benefit accrual (rounded to the nearest one-hundredth of a year): Mr. Clarke — 25; Ms. Sander — 18.33; Mr. Barre — 14; Mr. Weingarten — 1.75; and Mr. Schutzman — 9.25.

USI Supplemental Retirement Plan

      The USI Supplemental Retirement Plan (the “SRP”) is a non-qualified, unfunded, deferred compensation plan administered by the Compensation Committee. In general terms, the purpose of the SRP is to restore to certain executive officers of the Company any benefits in excess of the benefits accrued under the Retirement Plan that would have accrued under the Offset Formula without regard to the Freeze Date (to a maximum of 25 years of Credited Service). In addition, the SRP provides for benefits in excess of the limitations on the amount of benefits accrued and compensation taken into account in any given year imposed by Sections 415 and 401(a)(17) of the Code, respectively, with respect to a qualified plan such as the Retirement Plan. Under the SRP, a participant’s annual benefit is equal to 66 2/3% of his or her Average Final Compensation (bonuses and other awards are excluded) less 50% of his or her Social Security Benefit, multiplied by the number of years of Credited Service (to a maximum of 25) divided by 25, less the Pension Offset. Provisions relating to vesting, retirement and forms of payment are the same as the provision of the Retirement Plan, other than the early retirement age, which is 60 from the SRP and 55 from the Retirement Plan. Although Mr. Clarke had declined to be considered for increases in his base salary from the Demerger through calendar year 2002, under the terms of the SRP he was deemed to receive a salary increase for purposes of the SRP for each of the years equal to the average salary increase for the executive officers of the Company. As of the end of fiscal year 2002, Mr. Clarke’s Average Final Compensation under the SRP was $1,053,349. Capitalized terms used in this paragraph have the meanings defined for them in the SRP or in the Retirement Plan, as applicable.

Employment Agreements

      The following is a summary of the employment agreements between the Company and each of the named executive officers. The employment agreements provide for each named executive to serve in the respective capacities indicated in the Summary Compensation Table above. Ms. Sander entered into a separation agreement with the Company in February 2003, pursuant to which her employment with the Company terminated on March 31, 2003 (the “Separation Agreement”).

      Mr. Clarke’s term of employment will expire at the end of the current three-year term. The term of employment for Messrs. Weingarten and Schutzman will expire at the end of the current two-year terms and for Mr. Barre, at the end of his current one-year term. The term of each of the agreements is subject to automatic extension for additional three-year terms in the case of Mr. Clarke, and additional one-year terms in the case of Messrs. Barre, Weingarten, and Schutzman, unless either party gives at least ninety (90) days prior written notice of non-extension or the agreement is terminated earlier as discussed below. Ms. Sander’s employment agreement provided a two-year term, with automatic two-year extensions.

      The employment agreements provide that the Company will pay Messrs. Clarke, Barre, Weingarten, and Schutzman base annual salaries at a rate of not less than $750,000, $300,000, $300,000 and $215,000, respectively (Ms. Sander’s base annual salary was $300,000). As provided in the employment agreements, each executive is eligible to receive an annual cash bonus, with a target bonus percentage equal to at least 100% of base salary for Mr. Clarke, 70% of base salary for Messrs. Barre and Weingarten, and 50% of base salary for Mr. Schutzman, pursuant to the Company’s annual incentive bonus plan or a successor plan (the “Target Bonus”). Pursuant to Ms. Sander’s employment she was entitled to an annual cash bonus, with a target bonus percentage equal to at least 70% of her base salary. The employment agreements also entitle the executives to participate generally in all pension, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites maintained by the Company from time to time for senior executives of a comparable level.

      The employment agreements for Mr. Clarke provides (and Ms. Sander’s employment agreement provided) that if the executive’s employment with the Company is terminated by reason of death or disability (as defined in the applicable employment agreement), the executive or his legal representative will receive, in addition to accrued compensation (including, without limitation, any declared but unpaid bonus, any amount of base salary or deferred compensation accrued or earned but unpaid, any accrued but unused vacation pay and unreimbursed business expenses (the “Accrued Amounts”)), a prorated Target Bonus for the fiscal year of the executive’s death or disability, full accelerated vesting under all equity-based and long-term incentive plans, any other amounts or benefits owed to the executive under the then applicable employee benefit plans or policies of the Company, which will be paid in accordance with such plans or policies, payment of base salary on a monthly basis for twelve (12) months (six (6) months in the case of Ms. Sander) and payment of spouse’s and dependents’ COBRA coverage premiums for no more than three (3) years, subject in the case of disability to offset against the base salary payment by the amount the executive would receive under any long-term disability program maintained by the Company.

      The employment agreements with Messrs. Barre, Weingarten and Schutzman provide that upon a termination by reason of death or disability, the executives or their legal representatives will receive only the Accrued Amounts and any other amounts or benefits owed to them under the then applicable employee benefit plans, long-term incentive plans or equity plans and programs of the Company, which will be paid in accordance with such plans and programs.

      The employment agreement with Mr. Clarke provides that if Mr. Clarke’s employment with the Company is terminated (i) by the Company other than for cause (as defined in his employment agreement) or due to a disability; (ii) by the executive for good reason (as defined in his employment agreement); (iii) by the executive for any or no reason within two (2) years after a Change in Control of the Company (as defined in his employment agreement); or (iv) as a result of the Company giving notice of nonextension at the end of any three-year term ((i) through (iv) referred to herein collectively as “Severance Payment Events”), then Mr. Clarke shall be entitled to receive, among other things (a) a lump sum within five (5) days after such Severance Payment Event equal to (i) three (3) times base salary, and (ii) three (3) times the highest annual bonus paid or payable to Mr. Clarke by the Company for any of the previous three (3) completed fiscal years, provided that if such termination occurs on or after a Change in Control of the Company, Mr. Clarke will instead receive three (3) times the Target Bonus, (b) accelerated full vesting under all outstanding equity-based and long-term incentive plans, (c) three (3) years of additional service and compensation credit for pension purposes, (d) three (3) years of the maximum Company contribution under any type of qualified or nonqualified 401(k) plan, (e) payment by the Company of the premiums for Mr. Clarke and his dependents’ health coverage for three (3) years (all such payments being collectively referred to as the “Severance Payment”) and (f) if such termination occurs after a Change in Control of the Company and Mr. Clarke is married at the time of the commencement of his benefits under the SRP his spousal death benefit under the SRP shall be the survivor benefit under a joint and 60% annuity rather than an actuarially adjusted survivor benefit under a joint and 50% annuity (the “Special SRP Benefit Treatment”). In addition, Mr. Clarke’s employment agreement provides that if he dies or becomes disabled after a Change in Control of the Company and is married at the time of his death or disability, the Special SRP Benefit Treatment shall apply. If after a Change in Control of the Company Mr. Clarke has not attained the normal retirement date provided under the SRP as of the date of any Severance Payment Event, Mr. Clarke will be deemed to have attained his normal retirement date for purposes of the SRP and payments of amounts thereunder. In addition, if the Severance Payment to Mr. Clarke under the employment agreement, together with other amounts paid to Mr. Clarke, exceeds certain threshold amounts and results from a change in ownership (as defined in Section 280G(b)(2) of the Code), the employment agreement provides that Mr. Clarke will receive an additional amount to cover the federal excise tax and any interest or penalties with respect thereto on a “grossed up” basis. If Mr. Clarke is terminated for cause, voluntarily resigns (which right Mr. Clarke has on sixty (60) days’ prior written notice to the Company) or the Company retires Mr. Clarke at or after his sixty-fifth birthday, Mr. Clarke will only receive the Accrued Amounts and benefits provided in benefit plans, provided that in the event such voluntary resignation is after age sixty-two (62) there will be certain additional vesting with regard to stock options and restricted stock in accordance with the terms of the applicable plans.

      The employment agreement with Ms. Sander provided for substantially similar provisions on termination situations described in the prior paragraph except that, among other differences, the Severance Payment was based on a two (2) time rather than three (3) time multiple and, in certain limited instances, was subject to offset and there was more limited vesting of stock options and restricted stock. Ms. Sander’s employment with the Company terminated on March 31, 2003 pursuant to her Separation Agreement, and she is receiving severance payments under her employment agreement, as modified by the Separation Agreement. In addition to her obligations under the employment agreement, pursuant to the Separation Agreement Ms. Sander has released all claims against the Company, agreed not to disparage the Company and agreed to provide limited post-termination consulting services to the Company. As a result, Ms. Sander became entitled to receive a lump sum payment equal to $1,300,000, enhanced vesting and extended exercise periods of certain options and restricted stock and certain other benefits and payments.

      The employment agreements with Messrs. Barre, Weingarten and Schutzman provide that on a termination by the executive for good reason (as defined in the applicable employment agreement), by the Company without cause (as defined in the applicable employment agreement) or nonextension of the employment term by the Company, they will receive among other things (i) the Accrued Amounts and (ii) equal monthly payments of the executive’s then monthly rate of base salary for twelve (12) months (Mr. Schutzman’s employment agreement also provides for a prorated annual bonus based on the Target Bonus for the fiscal year), provided that if such termination occurs within two (2) years after a Change in Control, they will instead receive a lump sum equal to two (2) times base salary and the Target Bonus. In addition, if such termination occurs within two (2) years after a Change in Control, Messrs. Barre, Weingarten and Schutzman will receive (i) two (2) years of additional service and compensation credit for pension purposes, (ii) two (2) years of the maximum Company 401(k) contribution, (iii) any earned or declared but unpaid annual bonus and (iv) payment of premiums for the executives and their dependents’ health coverage for two (2) years (or, one (1) year of COBRA coverage premium payments (as long as they remain eligible for COBRA) if such termination is prior to, or after two (2) years following a Change in Control). Messrs. Barre, Weingarten, and Schutzman are required to execute a release prior to receiving severance payments and they must comply with certain provisions relating to confidential information, non-competition and non-solicitation.

      The employment agreements of each of the Named Executive Officers also provide for indemnification for actions in their corporate capacity, directors’ and officers’ liability insurance and coverage in most instances for legal fees incurred in enforcing their rights under their respective employment agreements.

Compensation Of Directors

Fiscal 2002 Compensation:

      Directors who are also full-time employees of the Company receive no additional compensation for their services as directors. Each non-employee director has in the past been entitled to an annual retainer of $25,000 payable wholly in shares of Common Stock in four equal installments on the first business day of each calendar quarter. For the Company’s fiscal year ended September 28, 2002 (“fiscal 2002”), the retainer was paid to each non-employee director by delivery of 11,360 shares of Common Stock, based on the last reported sale price of the Common Stock on the New York Stock Exchange (the “NYSE”) on October 1, 2001, of $2.20 per share, plus cash in lieu of a fractional share. Each non-employee director is also entitled to an initial grant of 1,500 shares of Common Stock, an initial grant of options to purchase 7,500 shares of Common Stock and an annual grant of options to purchase 3,750 shares of Common Stock.

      Each non-employee director is entitled to a fee of $1,500 payable in cash for each Board of Directors or committee meeting attended. The Company reimburses all reasonable expenses incurred by both employee and non-employee directors in connection with such meetings and pays the premiums on directors’ and officers’ liability and travel accident insurance policies insuring both employee and non- employee directors.

      Mr. McAtee, in his capacity as Chairman of the Finance Committee, received a monthly fee of $10,000 during fiscal 2002 in recognition of the extraordinary amount of time required by this continuing responsibility, in addition to the fees he received as a director. These monthly fees were discontinued in December 2002, following completion of a comprehensive restructuring of the Company’s bank and bond debt.

      The Board held nine meetings in fiscal 2002. Each director attended more than seventy-five percent of all meetings of the Board and the committees on which the director served, with the exception of Mr. Butler, who attended approximately sixty-five percent of such meetings.

Fiscal 2003 and 2004 Change:.

      After a review of the heightened responsibilities of the non-employee directors under recent legislation and the proposed stock exchange rules, increased time for preparation and meetings, adoption of charters of the Audit, Compensation, and Nominating and Governance Committees, which create more responsibilities for the committee chairs, and current trends in non-employee director compensation, including discussions with a nationally-recognized outside compensation consultant who is familiar with trends in board compensation, the Board determined that changes to the prior compensation arrangement would be appropriate. This change will bring the directors’ compensation more in line with the current trend so that new directors could be attracted and current directors retained. Accordingly, subject to stockholder approval of the amendment to the 2000 Plan described in Proposal II, the following changes will be made to non-employee director compensation commencing with fiscal 2004:

•	The portion of the annual retainer that is payable in Common Stock would be increased from $25,000 to $30,000, but only if the director elects to defer 100% of such amount in the form of stock units under a deferred compensation plan maintained by the Company; and

•	Directors would be permitted to defer all or a portion of their cash retainer and meeting fees in the form of stock units under a deferred compensation plan maintained by the Company.

      It is contemplated that for fiscal 2004 all non-employee directors will elect to defer 100% of their retainer fees that are payable in Common Stock in the form of stock units.

      In addition, effective for the second quarter of fiscal 2003, non-employee director compensation was revised to provide each director with an annual retainer of $15,000, an annual retainer of $8,000 for the Chairman of the Audit Committee and $5,000 for each other member of the Audit Committee, and an annual retainer of $5,000 for the Chairman of each other committee of the Board and $3,000 for each other member of each such other committee, payable in cash. The meeting fee was unchanged.

PROPOSAL I

APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME TO “JACUZZI BRANDS, INC.”

      The Board of Directors has unanimously approved, subject to stockholder approval, an amendment (the “Amendment”) to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) solely for the purpose of changing the Company’s name to “Jacuzzi Brands, Inc.”

      The Board of Directors believes that the proposal should be adopted to better reflect the Company’s corporate structure, which is primarily focused on the strong brand portfolio of its bath and plumbing business as well as its RAINBOW® brand premium vacuum systems.

      A copy of the certificate of amendment (the “Certificate”) effecting the Amendment is attached as Exhibit A to this Proxy Statement. If approved by the Company’s stockholders, the change in our name will become effective upon the filing of the Certificate with the Secretary of State of the State of Delaware. The Board intends to file the Certificate as soon as practicable after stockholder approval is obtained.

      The name change will not affect the validity of currently outstanding stock certificates. The Company’s current stockholders will not be required to surrender or exchange any stock certificates that they now hold and should not send such certificates to the Company or its transfer agent for exchange.

      Delaware General Corporation Law does not offer stockholders appraisal rights in connection with a change of the corporate name.

      The proposal must be approved by the affirmative vote of the holders of a majority of the shares of the Common Stock outstanding as of the Record Date.

      The Board of Directors deems the approval of the Amendment to be in the best interest of the Company and its stockholders and unanimously recommends that holders of the Common Stock vote FOR the Amendment

PROPOSAL II

APPROVAL OF AMENDMENT TO THE 2000 PLAN

      The Board of Directors seeks approval of an amendment to the 2000 Plan to provide for the deferral of non-employee director retainer fees that are payable in Common Stock and certain other related changes to director compensation (see page 11 for a discussion of current and proposed changes to director compensation).

      The Board of Directors proposes to amend the 2000 Plan to provide for: (i) the payment of the equity portion of the non-employee director compensation in deferred stock units rather than in current shares of Common Stock if elected by the director; (ii) increase of the annual retainer that is payable in such form from $25,000 to $30,000 ($6,250 per quarter to $7,500) if the director makes such election; and (iii) the use of stock units for the elective deferral of cash fees under the Company’s non-employee director deferred compensation plan (the “Deferred Compensation Plan”). Non-employee directors would continue to be entitled to initial and annual grants of Common Stock and stock options. To accomplish such deferral mechanism, the 2000 Plan would be further amended to permit the grant of stock units to non-employee directors. Currently, the 2000 Plan only permits the grant of Common Stock and stock options to non-employee directors. A stock unit is a unit of measurement equivalent to one share of Common Stock, but with none of the attendant rights of a stockholder of a share of Common Stock until shares are ultimately distributed in payment of the deferred obligation (other than rights to additional units equivalents for dividends and other distributions on the shares). Any annual retainer fee (equity or cash) that a director elects to receive in the form of stock units will be deferred under the Deferred Compensation Plan pursuant to the rules and regulations established by the committee appointed to administer the Deferred Compensation Plan.

      Any shares of Common Stock that are deferred in the form of stock units under the contemplated provisions of the Deferred Compensation Plan would be distributed in the form of Common Stock to a director in two installments: (i) 50% upon a director’s retirement and (ii) 50% one year after retirement. Any cash fees that are deferred in the form of stock units will be distributed upon retirement. All amounts that are deferred in the form of stock units under the Deferred Compensation Plan will be distributed in the form of Common Stock.

      The proposal to amend the 2000 Plan to permit the grant of stock units to non-employee directors to accomplish the aforementioned changes in non-employee director compensation would not require the authorization of additional shares of Common Stock for utilization under the 2000 Plan. Rather, existing available shares under the 2000 Plan would be utilized to grant the stock units and the Common Stock upon distribution.

      The full text of the proposed amendment is attached to this Proxy Statement as Exhibit B, and the foregoing description is qualified in its entirety by reference thereto.

      Delaware General Corporation Law does not offer stockholders appraisal rights in connection with an amendment to an equity compensation plan.

      It is required that a majority of the shares outstanding as of the Record Date cast votes at the Special Meeting and that a majority of such votes are in the affirmative in order to approve Proposal II. Broker non-votes and abstentions will not be counted as a vote “for” or “against” this proposal.

      The Board of Directors deems the approval of the amendment to be in the best interest of the Company and its stockholders and unanimously recommends that holders of the Common Stock vote FOR Proposal II.

OTHER MATTERS

      As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Special Meeting other than the items specifically identified in the Notice of Special Meeting. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Special Meeting in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

      If a stockholder intends to present a proposal for action at the 2004 Annual Meeting and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the Company by September 27, 2003. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders’ proposals.

      The By-Laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. The Nominating and Corporate Governance Committee will consider nominations that comply with the procedures set forth below. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Company 60 days or more before the date of the annual meeting and must contain specified information and conform to certain requirements, as set forth in the By-Laws. Notice of a stockholder proposal or a director nomination for a special meeting must be received by the Company no later than the 15th day following the day on which notice of the date of a special meeting of stockholders was given. If the presiding officer at any stockholders’ meeting determines that a stockholder proposal or director nomination was not made in accordance with the By-Laws, the Company may disregard such proposal or nomination.

      In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2004 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the By-Laws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to the Secretary of the Company, U.S. Industries, Inc., 777 S. Flagler Drive (Suite 1108 West), West Palm Beach, Florida 33401.

ADDITIONAL INFORMATION

      The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, email, telex or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Stock. In addition, the Company has engaged Mellon Investor Services to assist in the solicitation of proxies, and has agreed to pay a fee of approximately $7,500 for such services.

By Order of the Board of Directors,

STEVEN C. BARRE
Secretary

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
U.S. INDUSTRIES, INC.

      The undersigned corporation, in order to amend its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), hereby certifies as follows:

FIRST: The name of the corporation is U.S. Industries, Inc.

SECOND: The corporation hereby amends it Certificate of Incorporation as follows:

Article I of the Certificate of Incorporation, relating to the name of the corporation, is hereby amended and restated to read in its entirety as follows:

The name of the Corporation is “Jacuzzi Brands, Inc.”

THIRD: The Amendment to the Certificate of Incorporation effected herein was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment as of the 5th day of June, 2003.

U.S. INDUSTRIES, INC.

By:

Name:
Title:

EXHIBIT B

AMENDMENT NUMBER THREE

TO THE

U.S. INDUSTRIES, INC.

2000 STOCK OPTION PLAN

      WHEREAS, U.S. Industries, Inc. (the “Company”) maintains the U.S. Industries, Inc. 2000 Stock Option Plan (the “Plan”);

      WHEREAS, pursuant to Article 10.1 of the Plan, the Board of Directors of the Company (the “Board”) reserved the right to amend the Plan;

      WHEREAS, the Board desires to amend the Plan, subject to stockholder approval; and

      WHEREAS, on February 5, 2003, the Board approved this amendment, subject to and conditioned on stockholder approval.

      NOW, THEREFORE, effective on the commencement of fiscal year 2004, subject to stockholder approval in accordance with the requirements of the laws of the State of Delaware and conditioned upon such approval, the Plan is amended as follows:*

I. The first sentence of Section 2.3 of the Plan is amended in its entirety to read as follows:

2.3 “Award” shall mean an award of Stock Options under the Plan or, solely as provided in Article VII, Common Stock or Stock Units under the Plan solely as provided in Article VII.

II. Article II of the Plan shall be amended to add a new Section 2.27A after Section 2.27 to read as follows:

2.27A “Stock Unit” shall mean a unit of measurement equivalent to one share of Common Stock (or fraction thereof), but with none of the attendant rights of a stockholder of a share of Common Stock until shares of Common Stock are ultimately distributed in payment of the deferred obligation (other than rights to additional units equivalents for dividends and other distributions on Common Stock represented by the unit). Upon distribution all Stock Units shall be paid by distributing shares of Common Stock underlying the award.

III. The second sentence of Section 3.2 of the Plan is amended in its entirety to read as follows:

3.2 Awards. Common Stock, Stock Options and Stock Units shall be granted to Non-Employee Directors pursuant to Article VII.

IV. Section 5.2 of the Plan is amended in its entirety to read as follows:

5.2 Non-Employee Directors. Non-Employee Directors shall be eligible for Common Stock awards, Stock Option grants and Stock Units in accordance with Article VII of the Plan.

V. Article VII of the Plan is amended in its entirety to read as follows:

NON-EMPLOYEE DIRECTOR STOCK AWARDS, STOCK UNITS

AND STOCK OPTION GRANTS

      7.1 Common Stock Award for Non-Employee Directors. An award of shares of Common Stock shall be made under this Plan to each Non-Employee Director. Except with respect to such award of shares of Common Stock, Stock Options and Stock Units granted pursuant to this Article VII, no other Award under the Plan shall be made available to or granted to Non-Employee Directors. Notwithstanding anything

*	New provisions in amended sections of the Plan are reflected herein in italics.

contained herein to the contrary, the following provisions shall only apply to the award of shares of Common Stock to Non-Employee Directors:

(a) Initial Award. A Non-Employee Director shall receive an award of 1,500 shares of Common Stock upon the date the Non-Employee Director begins service as a Non-Employee Director on the Board (even if previously an employee director).

(b) Annual Awards. On the first business day of each calendar quarter in each fiscal year of the Company, each Non-Employee Director who is a director of the Company on such date shall, subject to Section 7.3, receive an award of Common Stock pursuant to the Plan calculated by dividing $6,250 by the Fair Market Value of the Common Stock on the first business day of the fiscal year. In the event that such quotient is other than a whole number of Common Stock, the value of the fractional Common Stock shall be paid to the Non-Employee Director in cash.

(c) Purchase Price. Subject to Section 4.3, the purchase price of a share of Common Stock shall be zero to the extent permitted by applicable law and, to the extent not so permitted, such purchase price shall be par value.

(d) Legend. Each Non-Employee Director receiving shares of Common Stock under this Article VII shall be issued a stock certificate in respect of such shares of Common Stock. Such certificate shall be registered in the name of such Non-Employee Director, and shall bear an appropriate legend, to the extent required by applicable law as the Company may determine upon advice of counsel, referring to the legal restrictions applicable to such shares. An award of shares of Common Stock shall be subject to the requirements of Section 12.1.

      7.2 Stock Options. The terms of this Section 7.2 shall apply only to Options granted to Non-Employee Directors.

(a) Without further action by the Board or the stockholders of the Company, each Non-Employee Director shall:

(i) subject to the terms of the Plan, be granted Options to purchase 7,500 shares of Common Stock upon the date the Non-Employee Director begins service as a director on the Board (even if previously an employee director); provided that if such date in any year is a date on which the New York Stock Exchange is not open for trading, the grant shall be made on the first day thereafter on which the New York Stock Exchange is open for trading;

(ii) subject to the terms of the Plan, on each Annual Date of Grant (as hereinafter defined) be automatically granted Options to purchase 3,750 shares of Common Stock;

(iii) subject to the terms of the Plan, be automatically granted Options on February 29, 2000 to purchase 7,500 shares of Common Stock; and

(iv) notwithstanding the foregoing provisions of Sections 7.2(a)(i), 7.2(a)(ii) and 7.2(a)(iii), no such Option shall be granted if on the date of grant the Company has liquidated, dissolved or merged or consolidated with another entity in such a manner that it is not the surviving entity (unless the Plan has been assumed by such surviving entity with regard to future grants).

(b) Annual Date of Grant. Annual grants shall be made initially on October 1, 2000 (the “Initial Grant Date”) and on each anniversary of the Initial Grant Date thereafter (the Initial Grant Date and each anniversary of the Initial Grant Date thereafter being referred to as an “Annual Date of Grant”); provided that if such date in any year is a date on which the New York Stock Exchange is not open for trading, the grant shall be made on the first day thereafter on which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, in the event no Fair Market Value can be determined pursuant to the provisions hereof (without regard to the last sentence of Section 2.17), no annual grant shall be made for such fiscal year.

(c) Option Agreement. Stock Options granted under this Article VII shall be non-qualified Options. Such Options shall be evidenced by Option agreements or grants.

(d) Terms of Options:

(i) Option Price. The purchase price per share (“Purchase Price”) deliverable upon the exercise of an Option shall be 100% of the Fair Market Value of such Common Stock at the time of the grant of the Option, or the par value of the Common Stock, whichever is greater.

(ii) Exercisability. Except as otherwise provided herein, each Option granted under this Plan shall be exercisable on or after six (6) months and one (1) day after the date of grant if the director is then a director.

(iii) Method for Exercise. A Non-Employee Director electing to exercise one or more Options shall give written notice to the Company of such election and of the number of Options he or she has elected to exercise. Common Stock purchased pursuant to the exercise of Options shall be paid for at the time of exercise in cash or by delivery of unencumbered Common Stock owned by the Non-Employee Director for at least six (6) months (or such longer period as required by applicable accounting standards to avoid a charge to earnings) or a combination thereof.

(e) Expiration. Except as otherwise provided herein, if not previously exercised each Option shall expire upon the tenth anniversary of the date of the grant thereof.

(f) Termination of Directorship. The following rules apply with regard to Options upon a Termination of Directorship:

(i) Death, Disability or Otherwise Ceasing to be a Director Other than for Cause. Except as otherwise provided herein, upon the Termination of Directorship, on account of Disability, death, resignation, failure to stand for reelection or failure to be reelected or otherwise other than as set forth in (ii) below, all outstanding Options then exercisable and not exercised by the Participant prior to such Termination of Directorship shall remain exercisable, to the extent exercisable at the Termination of Directorship, by the Participant or, in the case of death, by the Participant’s estate or by the person given authority to exercise such Options by his or her will or by operation of law, for a three (3) year period commencing on the date of the Termination of Director ship, provided that such three (3) year period shall not extend beyond the stated term of such Options.

(ii) Cause. Upon removal, failure to stand for reelection or failure to be renominated for Cause, or if the Company obtains or discovers information after Termination of Directorship that such Participant had engaged in conduct that would have justified a removal for Cause during such directorship, all outstanding Options of such Participant shall immediately terminate and shall be null and void.

(iii) Acceleration of Exercisability Upon Death. All Options granted and not previously exercisable shall become fully exercisable immediately upon a Termination of Directorship due to death.

(iv) Cancellation of Options. No Options that were not exercisable during the period such persons serves as a director shall thereafter become exercisable upon a Termination of Directorship for any reason or no reason whatsoever, and such Options shall terminate and become null and void upon a Termination of Directorship.

      7.3 Award of Stock Units for Non-Employee Directors.

(a) Effective as of the commencement of fiscal 2004, Stock Units may be granted to Non-Employee Directors under the Plan in accordance with this Section. The Company may, in its discretion, permit Non-Employee Directors to defer all or a portion of their compensation in the form of Stock Units granted under this Plan, subject to the terms and conditions of any deferred compensation arrangement or plan established by the Company.

(b) Stock Units granted pursuant to this Section shall be subject to the terms and conditions established by the Board (or an applicable committee thereof), including, without limitation, the following:

(i) Election to Defer Common Stock. Notwithstanding anything herein to the contrary, on the first business day of each calendar quarter in each fiscal year of the Company on or after fiscal 2004, each Non-Employee Director who is a director of the Company on such date, and who elects under a deferred compensation arrangement or plan established by the Company to receive a Stock Unit for each share of Common Stock that would otherwise be payable pursuant to Section 7.1(b), shall receive in lieu of such award under Section 7.1(b) an award of Stock Units calculated by dividing $7,500 by the Fair Market Value of the Common Stock on the first business day of the fiscal year, provided that the Non-Employee Director: (1) elects to receive a Stock Unit for each share of Common Stock that would otherwise be payable to such Non-Employee Director pursuant to this Section and (2) elects to defer 100% of the Stock Units awarded under this Section under a deferred compensation arrangement or plan established by the Company. The awards under this Section shall be in lieu of the awards pursuant to Section 7.1(b).

(ii) Election to Defer Cash Fees. The Committee may grant Stock Units to Non-Employee Directors in lieu of all or a portion of their cash retainer and committee fees if elected by the Non-Employee Director under a deferred compensation arrangement or plan established by the Company. Any such Stock Units granted shall be deferred under a deferred compensation arrangement or plan established by the Company.

(iii) Dividends. Unless otherwise determined by the Board, or an applicable committee thereof, at the time of grant, subject to the provisions of the Plan, the recipient of a Stock Unit shall be entitled to receive, currently or on a deferred basis, dividend equivalents in the form of additional Stock Units with respect to the number of shares of Common Stock covered by the Stock Unit.

      7.4 Changes. The Awards to a Non-Employee Director shall be subject to Sections 4.2(a), (b), (c) and (d) of the Plan and this Section 7.4. Notwithstanding anything else herein, if the grants to be made under this Article VII would violate the limitation set forth in Sections 4.1(a) and (b), such grants shall be proportionately reduced to an amount that would not violate such limitation and, subject to the next sentence, an additional make-up grant of the portion of any Award that has not yet been granted shall be made on the first day of the first month commencing at least twenty (20) days after such limitation is no longer exceeded based on the Fair Market Value on such date. Such make-up grant shall be made only to each director who is a Non-Employee Director of the Company at the time of such make-up grant and shall be made in an amount equal to the prior reduction. Notwithstanding the foregoing, in the event no Fair Market Value can be determined pursuant to the provisions hereof (without regard to the last sentence of Section 2.17) no grants of awards shall be made pursuant to the provisions of this Article VII.

      7.5 Stockholder Approval. Notwithstanding anything contained herein to the contrary, no Award shall be made pursuant to this Article VII that was not permitted prior to adoption by the Board of Amendment Number Three to the Plan prior to the date on which the Plan is approved by the stockholders of the Company in accordance with the requirements of the State of Delaware.

      IN WITNESS WHEREOF, this amendment has been executed as of the                day of            , 2003.

U.S. INDUSTRIES, INC.

By:

Title:

P R O X Y
U.S. INDUSTRIES, INC.

This Proxy is Solicited on Behalf of the Board of Directors of U.S. Industries, Inc.

Special Meeting of Stockholders — June 4, 2003

     The undersigned hereby appoints DAVID H. CLARKE and STEVEN C. BARRE as proxies (each with power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Special Meeting of Stockholders of U.S. Industries, Inc. to be held on June 4, 2003, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

     Your vote for the proposals described in the accompanying Proxy Statement may be specified on the reverse side.

     IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS I AND II.

(SPECIFY CHOICES AND SIGN ON THE REVERSE SIDE)

– FOLD AND DETACH HERE –

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS LISTED BELOW	Please mark your votes as indicated in this example	☒

I.	Proposal to approve amendment to the Company’s Amended and Restated Articles of Incorporation to change its corporate name to “Jacuzzi Brands, Inc.”
☐ FOR              ☐ AGAINST              ☐ ABSTAIN

II.	Proposal to amend the U.S. Industries, Inc. 2000 Stock Option Plan.

☐ FOR              ☐ AGAINST              ☐ ABSTAIN

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Your shares cannot be voted unless you sign, date and return this card.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN ACCOMPANYING ENVELOPE.

Signature(s)

Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

– FOLD AND DETACH HERE –